Exhibit 23.1

Consent of Ernst & Young LLP, Independent Auditors

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated January 20, 2004, except for Note 11, as to which the date is March 11, 2004, in Amendment No. 3 to the Registration Statement (Form S-1 No. 333-112676) and related Prospectus of Corcept Therapeutics Incorporated for the registration of 5,750,000 shares of its common stock.

/s/ Ernst & Young LLP

Palo Alto, California

April 12, 2004